SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 24, 2006

Refac Optical Group
(Exact name of registrant as specified in its charter)

DELAWARE	001-12776	13-1681234
(State or other jurisdiction of	(Commission	I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

ONE BRIDGE PLAZA, SUITE 550, FORT LEE, NEW JERSEY	07024
(Address of principal executive offices)	(Zip Code)

(201) 585-0600
(Registrant’s telephone number, including area code)

None
(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

    OptiCare Health Systems, Inc. (“OptiCare”), a Delaware corporation and wholly-owned subsidiary of Refac Optical Group, a Delaware corporation (“Refac” or the “Company”), has entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of April 24, 2006, with OptiCare Managed Vision, Inc., a Delaware corporation and wholly-owned subsidiary of Centene Corporation (“Centene”) formed for the purposes of the acquisition contemplated by the Stock Purchase Agreement, and the Acquired Companies (as defined in the Stock Purchase Agreement). Pursuant to the Stock Purchase Agreement, Centene will acquire the managed vision business of OptiCare, which contracts with insurers, employer groups, managed care plans, HMOs and other third-party payors to manage claims payment and other administrative services of eye health benefits for those contracting parties (the “Managed Vision Business”). Excluded from the sale is the capital stock of Accountable Eye Care Associates, Inc. which manages one contact that accounted for revenues of $113,500 in 2005.

    The following is a summary of the Stock Purchase Agreement. This summary is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which is attached hereto as Exhibit 10.1.

    Centene will acquire the Managed Vision Business for $7,500,000, subject to a minimum net worth requirement of $500,000 at closing and certain other adjustments. Net worth is defined to mean assets (excluding intangible assets) minus liabilities, determined in accordance with GAAP. At the closing, the parties will enter into an escrow agreement, whereby $1,000,000 of the sales proceeds of the Managed Vision Business will be held for 12 months following the closing in connection with OptiCare's indemnification obligations under the Stock Purchase Agreement. Such obligations are generally subject to a cap on liability of $1,000,000, subject to certain exceptions.

    The sale includes ownership of all rights in and to the OptiCare trademarks, corporate name, domain names and e-mail address pursuant to a license agreement to be executed by the parties at closing. Under the license, OptiCare will have a perpetual, royalty-free, exclusive right and license, with certain rights to sublicense, for use of the marks solely within Connecticut, Massachusetts, Rhode Island, Maine and Vermont and solely in connection with OptiCare’s consumer vision business. If Centene decides to permanently discontinue its use of the trademarks, it is required to assign them to OptiCare.

    At the closing, the parties will execute a transaction support agreement, whereby Refac and OptiCare will be restricted from engaging in a Competing Managed Vision Business (as defined in the Stock Purchase Agreement) for a period of five years. Additionally, Refac will guarantee to Centene the complete payment and performance by OptiCare with respect to all of the obligations, representations, warranties, covenants, conditions and agreements of OptiCare contained in the Stock Purchase Agreement, but in no event shall the liability of Refac be greater than the liability of OptiCare in the Stock Purchase Agreement.

    Centene will provide to OptiCare’s Consumer Vision Business use and support for accounting software for a period of six months and website redirection for a period of one year, pursuant to a transition services agreement to be executed at closing.

    The sale is subject to satisfaction of certain conditions, including regulatory approvals and/or notifications and, the receipt of consents under certain contracts to which the Managed Vision Business is a party.

    The transaction is expected to be completed in the third quarter of 2006.

Item 8.01 Other Events.

    On April 25, 2006, the Company issued a press release regarding the Stock Purchase Agreement. A copy of such press release is furnished herewith as Exhibit 99.1. Such press release is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such press release shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

See Exhibit Index below.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REFAC OPTICAL GROUP

Dated: April 28, 2006	By: /s/ Robert L. Tuchman
Name: Robert L. Tuchman
Title: Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No. Description

2.1	Stock Purchase Agreement, dated April 24, 2006, by and between OptiCare Managed Vision, Inc., OptiCare Health Systems, Inc. and the Acquired Companies

99.1	Press Release, dated April 25, 2006